Exhibit 99.1

iAnthus Announces Extension of New Jersey Bridge Note Financing

NEW YORK, NY and TORONTO, ON - February 2, 2023 - iAnthus Capital Holdings, Inc. (the “Company”) (CSE: IAN, OTCPK: ITHUF), which owns, operates and partners with regulated cannabis operations across the United States, announces that the Company along with its wholly-owned subsidiary, iAnthus New Jersey, LLC, has entered into an amendment to the senior secured bridge notes (the “Bridge Notes”), due February 2, 2023, with certain related-party lenders (including funds managed by affiliates of Gotham Green Partners, LLC, Oasis Management and Senvest Management LLC).

Pursuant to the amendment, the maturity date of the Bridge Notes has been extended from February 2, 2023, to February 2, 2024, and the interest on the principal amount outstanding has increased to a rate of 12% per annum. In addition, an amendment fee equal to 10% of the principal amount of the Bridge Notes on the date hereof will become payable at maturity.

As at February 2, 2023, the aggregate principal amount outstanding on the Bridge Notes is approximately US$14 million.

About iAnthus

iAnthus owns and operates licensed cannabis cultivation, processing and dispensary facilities throughout the United States. For more information, visit www.iAnthus.com.

Forward-Looking Statements

Statements in this news release contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Company’s reports that it files from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators, which you should review including, but not limited to, the Company's most recent Annual Report on Form 10-K filed with the SEC. When used in this news release, words such as “will”, “could”, “plan”, “estimate”, “expect”, “intend”, “may”, “potential” “believe”, “should” and similar expressions, are forward-looking statements. Forward-looking statements may include, without limitation, statements relating to the Company's capital structure.

These forward-looking statements should not be relied upon as predictions of future events, and the Company cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by the Company or any other person that it will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this news release or to reflect the occurrence of unanticipated events, except as required by law.

The Canadian Securities Exchange has not reviewed, approved or disapproved the content of this news release.

CONTACT INFORMATION

Corporate/Media/Investors:
Philippe Faraut, Chief Financial Officer
iAnthus Capital Holdings, Inc.
1-646-518-9418
investors@ianthuscapital.com